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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                               (Amendment No.  )*

                             Diedrich Coffee, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   253675102
                        --------------------------------
                                 (CUSIP Number)


                                 April 3, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_] Rule 13d-1(b)

    [X] Rule 13d-1(c)

    [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

                               Page 1 of 5 pages

  CUSIP No. 253675102
______________________________________________________________________________

 1.  Name of Reporting Persons:
     I.R.S. Identification Nos. of above persons (entities only):

        Franchise Mortgage Acceptance Company
        95-464-9104

------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)

     (b)
------------------------------------------------------------------------------

 3.  SEC Use Only


------------------------------------------------------------------------------

 4.  Citizenship or Place of Organization

     Delaware corporation

------------------------------------------------------------------------------

                   5.  Sole Voting Power

                       300,000
     NUMBER OF     -----------------------------------------------------------
      SHARES
   BENEFICIALLY    6.  Shared Voting Power
     OWNED BY
       EACH        -----------------------------------------------------------
    REPORTING
      PERSON       7.  Sole Dispositive Power
       WITH:
                       300,000
                   -----------------------------------------------------------

                   8.  Shared Dispositive Power

------------------------------------------------------------------------------

 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

        300,000
------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)


------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11)

        5.2
------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)

        CO

------------------------------------------------------------------------------

                               Page 2 of 5 pages

Item 1.

     (a) Name of Issuer:

         Diedrich Coffee, Inc.


     (b) Address of Issuer's Principal Executive Offices:

         2144 Michelson Drive
         Irvine, California 92612


Item 2.

     (a) Name of Person Filing:

         Franchise Mortgage Acceptance Company

     (b) Address of Principal Business Office or, if none, Residence:

         1888 Century Park East, Third Floor
         Los Angeles, California 90067

     (c) Citizenship:

         Delaware corporation

     (d) Title of Class of Securities:

         Common Stock, $.01 par value


     (e) CUSIP Number:

         253675102


Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e)  [_]  An investment adviser in accordance with (S)240.13d-1(b)(1)(ii)
               (E);

     (f)  [_]  An employee benefit plan or endowment fund in accordance with
               (S)240.13d-1(b)(1)(ii)(F);

     (g)  [_]  A parent holding company or control person in accordance with
               (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


                               Page 3 of 5 pages

     (j)  [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J);

     If this statement is filed pursuant to Rule 13d-1(c), check this box [X]


Item 4.   Ownership:


     (a)  Amount beneficially owned:    300,000
                                     ------------

     (b)  Percent of class:      5.2
                            ------------

     (c)  Number of shares as to which such person has:

            (i) Sole power to vote or to direct the vote:    300,000
                                                          ------------

           (ii) Shared power to vote or to direct the vote: ____________

          (iii) Sole power to dispose or to direct the disposition of:  300,000
                                                                       ---------

           (iv) Shared power to dispose or to direct the disposition of: _______

Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

         Not applicable.

Item 8.  Identification and Classification of Members of the Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.


                               Page 4 of 5 pages

Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         May 8, 1998
                                               --------------------------------
                                                             Date

                                                    /s/ Raedelle Walker
                                               --------------------------------
                                                  Executive Vice President
                                                  and Chief Financial Officer
                                               --------------------------------
                                                           Name/Title


                               Page 5 of 5 pages